Exhibit 99.1
QUESTCOR PHARMACEUTICALS, INCORPORATED
May 9, 2006

Operator:	My name is Dennis and I will be your conference operator today. At this time I would like to welcome everyone to the Questcor Pharmaceuticals First Quarter Earnings conference call. All lines have been placed on mute to prevent any background noise.

After the speakers’ remarks there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question, press star then the number 2 on your telephone keypad.

During this conference call, except for the disclosed historical information, the officers of Questcor Pharmaceuticals, Incorporated may make forward looking statements that involve risks and uncertainties. Such statements are subject to certain factors which may cause Questcor’s results to differ from those reported herein.

Factors that may cause such differences include, but are not limited to, Questcor’s ability to accurately forecast and create the demand for its products, the gross margin achieved from the sale of its products, Questcor’s ability to enforce its product returns policy, the accuracy of the prescription data purchased from independent third parties by Questcor, the sell-through by Questcor’s distributors, the inventories carried by Questcor distributors, and the expenses and other cash needs for the upcoming periods, Questcor’s ability to obtain finished goods from its sole source contract manufacturers on a timely basis if at all, Questcor’s potential future need for additional funding, Questcor’s ability to utilize its net operating loss carry forwards to reduce income taxes on the sale of its products, and uncertainties regarding Questcor’s intellectual property and other research, development, marketing and regulatory risks and to the ability of Questcor to implement its strategy and acquire products and, if acquired, to market them successfully as well as the risks discussed in Questcor’s annual report on Form 10-K for the year ended December 31, 2005 and other documents filed with the Securities and Exchange Commission.

The risk factors and other information contained in these documents should be considered in evaluating Questcor’s prospects and future financial performance.

During this conference call the officers of Questcor may be referring to certain non-GAAP financial measures. A reconciliation of these non-GAAP financial measures to financial measures calculated and presented in accordance with GAAP can be found in the Company’s 2006 first quarter earnings press release dated May 9, 2006 which is posted on the Company’s website at www.questcor.com under the heading “Latest News.”

At this time I would like to introduce Mr. Jim Fares, President and CEO of Questcor Pharmaceuticals.

James Fares:	Thank you Dennis, and good morning everyone. Thank you for joining us on our Q1 2006 Earnings Call and Business Update. With me today are Steve Cartt, our Executive Vice President for Commercial Development, and George Stuart, Vice President of Finance and Chief Financial Officer.

It is a pleasure to have the chance to speak with all of you today. All of us at Questcor are pleased with the initial results of our efforts to turn Questcor into a leading CNS focused specialty pharmaceutical company. Of course in addition to our Q1 results, we are particularly pleased to be able to discuss the exciting acquisition of the U.S. rights to Doral from MedPointe Pharmaceuticals.

As you may know, this was just announced last Friday. So during this call we’d like to cover the following with you:
an overview of our commercial efforts for the first quarter, our detailed financial results for the quarter, the Doral acquisition, and our thoughts on the outlook for the remainder of the year. At that point we’ll be happy to take your questions.

Overall, the first quarter of the year shaped up largely as we expected. As we reported to you when we last spoke in March, our national sales force was fully trained and deployed by March 1. And while it’s too early to expect to see concrete results of their efforts, we certainly are not surprised that March was the best month in the past year in terms of sales for our flagship product Acthar Gel. The strength in March, in fact, more than compensated for lower than typical sales we saw in January and February and led to an almost 40% increase in net sales over the fourth quarter 2005. I am confident that our future quarters will provide a steady improvement in both quarter over quarter and year over year comparisons.

As we enter the second quarter, our 40 person national sales force is now delivering over 4,000 discussions with our targeted physicians every month. In April, Questcor also had a significant presence at the 58th Annual American Academy of Neurology meeting. Our sales and marketing team had a chance to meet with a large number of their targeted physicians and spent a significant amount of time with key opinion leaders who attend and present at this meeting. In my experience, a week at the AAN is usually the equivalent of several weeks of sales calls and the benefits of our efforts should become apparent in the results over the next several months.

Now before turning over and discussing the exciting acquisition of our second marketed product, let me turn over the call to our CFO, George Stuart, to walk you through the financial details of the quarter. George?

George Stuart:	Thanks Jim, and good morning everyone. I’m pleased to have the opportunity to review our results for the first quarter of 2006. Overall we are pleased with our financial performance for the first quarter.

Looking to some of the specifics, net loss to common shareholders totaled $3 million, or 6 cents per share, for the first quarter of 2006 compared to a net loss of $99,000 or 0 cents per share in the first quarter of 2005.

Our results for the first quarter of 2006 only included the net product sales of Acthar Gel while net product sales for the first quarter of 2005 included Acthar Gel, Nascobal, Ethamolin, Glofil-125 and VSL#3. As you will recall, in October 2005 we sold our non-core products to allow us to focus our financial and operational efforts on Acthar Gel and to provide the resources for strategic transactions such as the acquisition of Doral.

Net product sales of Acthar Gel were $2 million for the quarter ended March 31, 2006 as compared to total net product sales of Acthar Gel, the divested products, and VSL#3 of $4.5 million for the first quarter of 2005. As Jim noted, although our promotional efforts just began at the beginning of March, we are pleased with Acthar sales trends thus far. Acthar net sales by month for the first quarter were: January, $490,000; February, $489,000; and March, $1 million.

Turning to operating expenses, during the fourth quarter of 2005 and the first quarter of 2006, we expanded our sales organization to 40 sales representatives and sales management. The expansion of the sales organization was the primary factor driving an increase in selling, general and administrative expenses to $4.2 million for the first quarter of 2006 as compared to $2.6 million for the first quarter of 2005.

Finally, we were also able to successfully complete the series of financial transactions that we began in 2005 to better structure our balance sheet including the redemption of our outstanding Series B preferred stock for a cash payment of $7.8 million in January.

These transactions eliminated dividends related to the Series B preferred stock, interest on the retired debt and debentures, and amortization of deemed discount on debentures that totaled approximately $500,000 for the first quarter of 2005.

Overall we had a solid quarter and I look forward to answering any questions you might have at the end of the call. Jim?

James Fares:	Thank you George. Now let’s spend a few minutes on the newest member of our product family, Doral. As you saw in our press release on Friday, the details of the transaction are as follows.

We acquired the U.S. rights to Doral, a non-narcotic, selective benzodiazepine receptor agonist that is indicated for the treatment of insomnia characterized by difficulty in falling asleep, frequent nocturnal awakenings and/or early morning awakenings.

Doral was acquired from MedPointe, Incorporated for an upfront payment of $2.5 million and a future milestone payment of $1.5 million. MedPointe will continue to manufacture the product and approximately one year’s worth of the product inventory at today’s levels was transferred to Questcor as part of the transaction.

Ex-factory sales for Doral in 2005 were $1.1 million which means that Questcor paid about three and a half times sales which, when you include the inventory compares favorably with similar transactions of this nature.

We believe that Doral, with its broad range of potential utility for use in many of our neurologists’ practices makes it possibly the ideal second product for our sales representatives’ bags. Specifically, here are three important reasons why we are excited about this opportunity:

First, the product itself — while it is an older agent we feel that Doral has some unique clinical attributes that make it an appropriate and logical choice for neurologists who are looking for a therapy to manage their patients’ sleep issues. Data indicates that some of Doral’s selective activity as a benzodiazepine receptor may confer on it properties that allow it to be differentiated from the competition.

In terms of its side effect profile we feel that Doral compares well both with other traditional benzodiazepines as well as the newer sleep agents. We will be working to further define these potential benefits as we move ahead with the product.

Second, the sleep market has been undergoing dynamic growth recently. With total sales in the U.S. of $3 billion in 2005 and the introduction of new agents, it is in a market generating a great deal of excitement. In Questcor’s world, that of the neurologist, over $100 million in sales were recorded for insomnia drugs, an increase of 30% over 2004, and we anticipate continued robust growth over the next several years as more and more patients enter the neurologists’ demographics.

In addition, we anticipate the neurologist will influence other physicians’ use of Doral as many other physicians choose to continue the therapies prescribed by the neurologist. We think that as a company dedicated exclusively to the neurologist and their patients we will be able to compete effectively in this area.

Thirdly, it is the perfect complement to Acthar Gel. Like Acthar, Doral can be prescribed by the neurologist to a wide range of his or her patients including those with MS, epilepsy, Alzheimer’s, Parkinson’s and other neurological conditions. Like Acthar, it is not something that is limited to only one type of patient and it will allow our sales representatives to have an additional opportunity to generate a prescription for Questcor on each and every call.

As you can tell, my management team and all of us here at Questcor are excited about launching Doral as soon as possible this summer and updating you on our progress.

Looking to the rest of the year, I’d like to review with you the corporate goals for 2006 that we discussed earlier in the year and how I think we’re doing so far.

We said we’d complete the cleaning up of our capital structure and we accomplished that with the redemption of the Series B preferred stock.

We promised to expand our sales force to deliver on the potential of Acthar Gel and our 40 person sales team has now been in the field for about two months.

We committed to leverage and amortize the investment in our sales force with a new product, and Doral now fulfills that pledge.

We intend to begin to establish a high quality, low risk pipeline and are looking at a number of opportunities in this area.

And lastly, we pledged to increase the sales of Acthar Gel and we believe that the results for the first quarter demonstrate that we are right on track. In closing, I’d like to thank all of you and all of our employees for their support of Questcor and our efforts to grow shareholder value. We think the first quarter provides us with a good start to a dynamic year for Questcor and I look forward to speaking with you again in the future as we continue to transform Questcor into a leading CNS focused specialty pharmaceutical company.

With that, we will open up the call to questions. Dennis?

Operator:	At this time I would like to remind everyone, if you would like to ask a question, simply press star then the number 1 on your telephone keypad. We’ll pause for a moment to compile the Q&A roster.

And your first question is from the line of Andrew McDonald with Think Equity.

Andrew McDonald:	Good morning and thanks for taking the question. Congratulations on the great quarter. A couple of things — one, when do you think we’ll start feeling the impact of Doral revenues, so maybe a little bit of color on the amount of sampling you intend to do and how that might then influence prescription trends following?

James Fares:	Sure. Andrew, it’s good to hear from you. And in terms of when we anticipate seeing, I would say upward trends, we anticipate training our sales organization at the beginning of our plan of action meetings at the beginning of Q3, so just in the next six to eight weeks.

After we’ve trained them, part of our strategy is to go forward with the sampling program and that will be initiated sometime towards the end of the summer once we get our packaging completed. So I think once we’ve got the training in place, we’ve got the marketing materials and samples available, we should start seeing some nice trending towards the end of the year.

Andrew McDonald:	And then just to follow up, you know, I know you’re looking at other opportunities, what should we expect as far as additional products, other initiatives, other programs at Questcor?

James Fares:	Well a couple of things, Andrew, I know we mentioned in previous calls that we anticipate looking for development programs that are low risk but high value to Questcor. And I can tell you that we’re working diligently on looking for programs like that, that would be very valuable to us but also fit our capital structure.

We are also constantly evaluating additional products. And as I stated previously, two products is nice and we’re getting nice synergy for our sales force but we can definitely take on an additional product and possibly even two if the right opportunities present themselves.

And we are, you know, continuing to actively look at products and as we’re successful we will let you know what the results are.

Andrew McDonald:	And then just one final question, sort of building off what you said about the unique clinical attributes of Doral, you know, right now my understanding is there’s not a lot of competition in the insomnia space when detailing the neurologists. Is that true? Are you going to have kind of a nice share of voice there?

James Fares:	We will definitely be competing one on one with the other products that are out there. To the best of our knowledge there is no other specialty company that’s in the market place detailing insomnia drugs directly to the neurologists.

Now the bigger players are there but what they have is typically larger, what you would call the general practitioner sales forces and not the specialists in there talking about the insomnia drugs. So we feel that with our focus on neurologists our sales personnel will have an advantage when it comes to discussing these agents with the neurology community.

Andrew McDonald:	And what do you expect to be the point of differentiation with Doral versus, say like an Ambien or some of the other benzos?

James Fares:	Well, right now we are teasing out some of the advantages, but one of the main advantages of Doral versus some of the other agents, including traditional benzos and other sleep agents that are currently marketed, is that it does have a longer half-life and we also see some advantages in the adverse event profile versus some of the other traditional products that are currently being used. And we’re going to tease those out as we move forward and develop our marketing plan over the next several weeks.

Andrew McDonald:	Great. Well congratulations on the quarter and thanks for taking the call.

James Fares:	Thanks Andrew.

Operator:	Once again everyone, if you would like to ask a question, simply press star then the number 1 on your telephone keypad. Once again, that was star then the number 1 on your telephone keypad if you would like to ask a question. And at this time there are no further questions.

James Fares:	Alright, thank you Dennis. I’d like to thank everyone on the call and the employees at Questcor for a successful first quarter and we’ll look forward to talking to all of you at the next earnings call. Thank you.

Operator:	This concludes the Questcor Pharmaceuticals First Quarter Earnings conference call. You may now disconnect.
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